Exhibit 4.2

Spire Inc.

Second Supplement to Master Note Purchase Agreement

Dated as of March 7, 2023

Re:         $150,000,000 5.80% Series 2023 Senior Notes, Tranche D

due March 15, 2033

Spire Inc.

Dated as of March 7, 2023

To the Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This Second Supplement to Master Note Purchase Agreement (this “Second Supplement”) is between Spire Inc., a Missouri corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

Reference is hereby made to that certain Master Note Purchase Agreement dated as of June 20, 2016 (as supplemented pursuant to that certain First Supplement to Master Note Purchase Agreement dated as of March 15, 2017 and as further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. All capitalized definitional terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 1.3 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Purchaser(s) as follows:

1.         The Company has authorized the issue and sale of $150,000,000 aggregate principal amount of its 5.80% Series 2023 Senior Notes, Tranche D, due March 15, 2033 (the “Series 2023 Notes”). The Series 2023 Notes, together with the Series 2016 Notes initially issued pursuant to the Note Purchase Agreement, the Series 2017 Notes issued pursuant to the First Supplement to Master Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 1.3 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series 2023 Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2.         Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series 2023 Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3.         The sale and purchase of the Series 2023 Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 10:00 A.M. Chicago time, at a closing (the “Closing”) on March 7, 2023 or on such other Business Day thereafter on or prior to March 7, 2023 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series 2023 Notes to be purchased by such Purchaser in the form of a single Series 2023 Note (or such greater number of Series 2023 Notes in denominations of at least $250,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company, with wire instructions to be provided by the Company to the Purchaser at least three Business Days prior to the Closing date in accordance with Section 4. If, at the Closing, the Company shall fail to tender such Series 2023 Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Second Supplement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.         Each Purchaser’s obligation to purchase and pay for the Series 2023 Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the conditions set forth in Exhibit A hereto.

5.         The obligation of each Purchaser to purchase and pay for the Series 2023 Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the following conditions:

(a)         The representations and warranties set forth in Exhibit B hereto, amend and supersede the representations and warranties set forth in Section 5 of the Note Purchase Agreement. Each of such representations and warranties shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b)         The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold at the Closing pursuant to this Second Supplement.

6.         (a) The entire unpaid principal balance of the Series 2023 Notes shall be due and payable on the stated maturity date thereof.

(b)        For the purposes of the Note Purchase Agreement and this Second Supplement, the term “Make‑Whole Amount” means with respect to any Series 2023 Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series 2023 Note, minus the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero. For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings with respect to such Series 2023 Note:

“Called Principal” means, with respect to any Series 2023 Note, the principal of such Series 2023 Note that is to be prepaid pursuant to Section 8.2 of the Note Purchase Agreement or has become or is declared to be immediately due and payable pursuant to Section 12.1 to the Note Purchase Agreement, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Series 2023 Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series 2023 Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Series 2023 Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Series 2023 Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series 2023 Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year composed of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series 2023 Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Series 2023 Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 of the Note Purchase Agreement or Section 12.1 of the Note Purchase Agreement.

“Settlement Date” means, with respect to the Called Principal of any Series 2023 Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 of the Note Purchase Agreement or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Purchase Agreement, as the context requires.

(c) For the purposes of the Note Purchase Agreement and this Second Supplement, Section 6.1 of the Note Purchase Agreement is hereby amended to read as follows:

“Section 6.1.   Purchase for Investment. (a) Each Purchaser severally represents that (i) it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and (ii) it is purchasing the Series 2023 Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Series 2023 Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2023 Notes.

(b) Each Purchaser severally represents that it (or its investment manager) has received and reviewed the Disclosure Documents and has been furnished an opportunity to obtain any additional information or documents concerning the Company and its Subsidiaries, and their financial condition, operations, business or properties, necessary or desirable to make an informed decision as to an investment in the Notes. Each Purchaser further represents that such Purchaser (or its investment manager) has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.”

(d) For the purposes of the Note Purchase Agreement and this Second Supplement, Section 6.2 of the Note Purchase Agreement is hereby amended to read as follows:

“Section 6.2.   Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2023 Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an “insurance company pooled separate account”, within the meaning of PTE 90-1 or (ii) a “bank collective investment fund”, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be related within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.”

(e) For the purposes of the Note Purchase Agreement and this Second Supplement, the terms below have the following meaning with respect to any holder of a Series 2023 Note:

"Mortgage" means any of the following: (1) Mortgage and Deed of Trust, dated as of February 1, 1945, from Spire Missouri Inc. (formerly known as Laclede Gas Company and, earlier, The Laclede Gas Light Company) to Regions Bank, successor trustee, as amended and supplemented by supplemental indentures and as may be further amended and supplemented from time to time or (2) Amended and Restated Indenture of Mortgage, dated as of September 1, 2011, between Spire Gulf Inc. (formerly known as Mobile Gas Service Corporation) and Regions Bank, as trustee, as amended and supplemented by supplemental indentures and as may be further amended and supplemented from time to time.

“Permitted Liens” means, with respect to any Person, any of the following:

(a)         (i) Liens created pursuant to the Wells Facility (other than as contemplated by (ii) and (iii) below), provided that all obligations of the Company under the Notes shall concurrently be secured equally and ratably with such Indebtedness, (ii) Liens on cash or deposits granted in favor of the Swingline Bank (under the Wells Facility) or the Issuing Bank (under the Wells Facility) to Cash Collateralize (as defined in the Wells Facility) any Defaulting Bank’s (under the Wells Facility) participation in Letters of Credit or Swingline Loans (each under the Wells Facility) and (iii) Liens in favor of the Administrative Agent (as defined in the Wells Facility) with respect to the Cash Collateral Account (as defined in the Wells Facility) and all amounts held therein from time to time as security for Letter of Credit Exposure (as defined in the Wells Facility), and for application to the Company’s Reimbursement Obligations (as defined in the Wells Facility);

(b)         Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or environmental laws) (i) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)         Liens in respect of property imposed by law such as materialmen’s, mechanics’, carriers’, warehousemen’s, processors’ or landlords’ and other nonconsensual statutory liens incurred in the ordinary course of business, which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries;

(d)         Liens arising from good faith performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(e)         encumbrances in the nature of zoning restrictions, easements, rights of way or restrictions of record on the use of real property, which in the aggregate do not, in any material respect, impair the use thereof in the ordinary conduct of business;

(f)         Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Company and its Subsidiaries;

(g)         Liens securing Indebtedness incurred in connection with Capitalized Leases; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(h)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(i) or securing appeal or other surety bonds relating to such judgments;

(i)         Liens on property (i) of any Person which are in existence at the time that such Person is acquired pursuant to an Acquisition that constitutes a Permitted Investment and (ii) of the Company or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Company or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Acquisition, purchase or other acquisition, (B) such Liens are not “blanket” or all asset Liens and (C) such Liens do not attach to any other property of the Company or any of its Subsidiaries;

(j)         Liens under the Mortgage;

(k)         (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary institution in connection with statutory, common law and contractual rights relating to liens, rights of set‑off, recoupment or similar rights with respect to any deposit account or other fund of the Company or any Subsidiary thereof;

(l)         (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(m)         any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or its Subsidiaries or materially detract from the value of the relevant assets of the Company or its Subsidiaries or (ii) secure any Indebtedness;

(n)          Liens incurred in connection with the Permitted Securitization;

(o)         pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;

(p)         Liens arising from good faith deposits in connection with or to secure performance of statutory obligation and surety and appeal bonds;

(q)         Liens on the proceeds of assets that were subject to Liens permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets;

(r)         any Lien on any assets securing purchase money Indebtedness or Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, developing, operating, constructing, altering, repairing or improving all or part of such assets; provided such Lien attached to such asset concurrently with or within ninety (90) days after the acquisition thereof, completion of construction, improvement or repair, or commencement of commercial operation of such assets;

(s)         Liens constituted by a right of set off or rights over a margin call account, or any form of cash collateral, or any similar arrangement, securing Permitted Commodity Hedging Obligations and/or physical trade obligations;

(t)         Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed the greater of (i) 15% of Consolidated Net Worth (as determined at the end of the most recently ended fiscal quarter) or (ii) $250,000,000 at any time outstanding, less any amount outstanding under the Permitted Securitization; provided that, notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, grant any Liens securing Indebtedness outstanding under or in relation to any Principal Credit Facility or any private placement document pursuant to which the Company has issued senior notes, whether now existing or existing in the future, pursuant to this subsection (t) unless and until all obligations of the Company under this Agreement and, with respect to the Company only, the Notes, shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Holders, and

(u)         any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (s) for amounts not exceeding the principal of the indebtedness (including undrawn commitments) secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or part of the same property or assets that were covered by the Lien extended, renewed, or replaced (plus improvements on such property or assets);

provided, however, notwithstanding the foregoing, Permitted Liens shall not include (1) other than the Permitted Securitization, Liens on the accounts receivable of the Company and its Subsidiaries generated from the sale of natural gas, (2) Liens on the natural gas inventory of the Company and its Subsidiaries, (3) Liens imposed by ERISA, the creation of which would result in an Event of Default under Section 11(j) and (4) Liens on any of the common stock of any Subsidiary of the Company.”

“Wells Facility” means the Amended and Restated Loan Agreement, dated as of July 22, 2022, as it may be amended from time to time, amongst the Company, Spire Alabama Inc., an Alabama corporation, Spire Missouri Inc., a Missouri corporation, the banks from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the banks.

(f) For the purposes of the Note Purchase Agreement and this Second Supplement, the terms “Laclede Gas Loan Agreement” and “Alagsco Loan Agreement” are hereby deleted as it relates to any holder of a Series 2023 Note.

7.         For clarity and in addition to any other rights of the Series 2023 Notes, it is acknowledged and agreed that so long as any Series 2023 Notes remain outstanding, in the event the Company is required to offer to prepay any Notes pursuant to Section 8.7 of the Note Purchase Agreement, the Company shall also be required to make such offer pursuant to Section 8.7 of the Note Purchase Agreement to the holders of the Series 2023 Notes.

8.          Each Purchaser severally represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series 2023 Notes by such Purchaser.

9.         Subject to the terms of this Second Supplement, the Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

This Second Supplement is hereby accepted and agreed to as of the date hereof.

[Signature Page to the Second Supplement to Master Note Purchase Agreement]

This Second Supplement is hereby accepted and agreed to as of the date hereof.

Spire Inc.	Second Supplement to Master Note Purchase Agreement

This Second Supplement is hereby accepted and agreed to as of the date hereof.

Spire Inc.	Second Supplement to Master Note Purchase Agreement

This Second Supplement is hereby accepted and agreed to as of the date hereof.

Spire Inc.	Second Supplement to Master Note Purchase Agreement

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount of Series 2023 Notes, Tranche D, To Be Purchased
The Prudential Insurance Company of America c/o Prudential Private Capital 2200 Ross Ave., Suite 4300W, Dallas, TX 75201	$27,500,000
The Prudential Insurance Company of America c/o Prudential Private Capital 2200 Ross Ave., Suite 4300W, Dallas, TX 75201	$27,500,000
Allianz Life insurance Company of North America c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$23,000,000
Voya Retirement Insurance and Annuity Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$4,000,000
Reliastar Life Insurance Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$1,000,000
The Bank of New York Mellon, as Trustee for the Voya Retirement Plan Master Trust c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$2,000,000
Brighthouse Life Insurance Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$10,000,000
Brighthouse Life Insurance Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$6,000,000
Voya Investment Trust Co., as Trustee for the Voya Private Credit Trust Fund - Goldman Sachs c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$3,000,000
Deseret Mutual Benefit Administrators as Trustee for the Deseret Mutual Employee Pension Plan c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$1,000,000
Amica Mutual Insurance Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$2,000,000
Amica Life Insurance Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$1,000,000
Chesapeake Employers' Insurance Company c/o Voya Investment Management Co. LLC 5780 Powers Ferry Road NW, Suite 300, Atlanta, GA 30327-4347	$2,000,000
CoBank, ACB 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111	$40,000,000

Schedule A

(to Second Supplement)

Closing Conditions

Section 4.1.    Representations and Warranties. The representations and warranties of the Company in the Note Purchase Agreement as supplemented by the Second Supplement shall be correct when made and at the time of the Closing.

Section 4.2.     Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in the Note Purchase Agreement as supplemented by the Second Supplement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Series 2023 Notes (and the application of the proceeds thereof as contemplated by Section 5.14 of Exhibit B of the Second Supplement), no Default or Event of Default shall have occurred and be continuing.

Section 4.3.    Compliance Certificates. (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 of this Exhibit A have been fulfilled.

(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to (i) the resolutions attached thereto and (ii) other corporate proceedings relating to the authorization, execution and delivery of the Series 2023 Notes and the Second Supplement.

Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Stinson LLP, counsel for the Company, covering the matters set forth in Exhibits 4.4(a) and 4.4(b) of the Note Purchase Agreement and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) of the Note Purchase Agreement and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of the Series 2023 Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) (assuming the preparation, execution, delivery and filing of the applicable Federal Reserve Board forms, if required) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Exhibit A

(to Second Supplement)

Section 4.6.    Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2023 Notes to be purchased by it at the Closing as specified in Schedule A of the Second Supplement.

Section 4.7.    Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1 of the Note Purchase Agreement, the Company shall have paid on or before the Closing the reasonable accrued but unpaid fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 of this Exhibit A to the extent reflected in a detailed statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.     Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Series 2023 Notes.

Section 4.9.    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5 of the Second Supplement, except as permitted under Section 10.2 of the Note Purchase Agreement.

Section 4.10.     Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the bank and account information specified in Section 3, including (i) the name and address of the transferee bank, (ii) such bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2023 Notes is to be deposited which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five (5) Business Days prior to the date of such Closing and (iv) contact information of a representative at the transferee bank and a representative of the Company. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to such Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to such Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes. At least two Business Days prior to the date of such Closing, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed the aforementioned written instructions in a live video conference call made available to the Purchasers.

Section 4.11.     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Note Purchase Agreement as supplemented by the Second Supplement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

E-A-2

Supplemental Representations

The Company represents and warrants to each Purchaser that:

Section 5.1.    Organization; Power and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to execute and deliver the Second Supplement and the Series 2023 Notes and to perform the provisions hereof and thereof.

Section 5.2.    Authorization, Etc. The Second Supplement and the Series 2023 Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Note Purchase Agreement as supplemented by the Second Supplement constitutes, and upon execution and delivery thereof each Series 2023 Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.    Disclosure. The Company, through its agents, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, has delivered to each Purchaser a copy of an Investor Presentation, as posted on February 14, 2023 (the “Presentation”), relating to the transactions contemplated by the Second Supplement. The Note Purchase Agreement, the Second Supplement, the Presentation and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated by the Note Purchase Agreement and the Second Supplement and identified in Schedule 5.3 to the Second Supplement, and the financial statements listed in Schedule 5.5 to the Second Supplement (the Note Purchase Agreement, the Second Supplement, the Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to February 24, 2023 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, budgets and other estimates, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since September 30, 2022, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Exhibit B

(to Second Supplement)

Section 5.4.    Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 to the Second Supplement is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(b)    All of the outstanding Capital Stock of each Subsidiary shown in Schedule 5.4 to the Second Supplement as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable (except as limited to the extent set forth in each Subsidiary’s organizational documents) and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 to the Second Supplement).

(c)    Each Subsidiary identified in Schedule 5.4 to the Second Supplement is a corporation or other legal entity duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5 to the Second Supplement. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnote disclosures). As of the date of the execution and delivery of the Second Supplement, the Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents. As of the date of Closing, the Company and its Subsidiaries will not have any Material liabilities that are not disclosed on the financial statements included, or are not otherwise disclosed in, the Company’s then most recent Form 10‑Q or, as applicable, the Form 10‑K filed with the SEC or as otherwise disclosed in any other report filed with the SEC.

Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution and delivery of the Series 2023 Notes and the Second Supplement and the performance by the Company of the requirements of the Series 2023 Notes and the Note Purchase Agreement as supplemented by the Second Supplement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate, in any Material respect, any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

E-B-2

Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Second Supplement or the Series 2023 Notes that has not already been obtained.

Section 5.8.    Litigation; Observance of Statutes and Orders. (a) Except as disclosed under “Item 1. Legal Proceedings” in Part II of the Company’s most recent Form 10-Q included as part of the Disclosure Documents, there are no actions, suits or other legal proceedings pending or, to the actual knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (ii) to the actual knowledge of the Company, there are no audits or investigations by any Governmental Authority pending or threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Company nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16 of this Exhibit A), which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes. The Company and its Subsidiaries have filed all Material income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended September 30, 2011.

E-B-3

Section 5.10.     Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective owned Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 of this Exhibit A or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Note Purchase Agreement as supplemented by the Second Supplement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.     Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12.     Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than an amount that would be reasonably expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715 60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

E-B-4

(e)    The execution and delivery of the Second Supplement and the issuance and sale of the Series 2023 Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 of the Note Purchase Agreement as to the sources of the funds to be used to pay the purchase price of the Series 2023 Notes to be purchased by such Purchaser.

Section 5.13.      Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2023 Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 32 other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Series 2023 Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2023 Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.     Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2023 Notes as described in the “Transaction Overview” section of the Presentation. No part of the proceeds from the sale of the Series 2023 Notes under the Second Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 15% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 15% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.     Existing Indebtedness. (a) Except as described therein, Schedule 5.15 to the Second Supplement sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 7, 2023 (including a description of the obligors, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries (other than as permitted hereunder). Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $25,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

E-B-5

(b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15 to the Second Supplement.

Section 5.16.     Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.

(c)     No part of the proceeds from the sale of the Series 2023 Notes hereunder:

(i)     constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)     will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or

(iii)     will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.

(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.

E-B-6

Section 5.17.     Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.     No Subsidiary Guarantors. As of the date hereof, there are no Subsidiaries that have an outstanding Guaranty with respect to any Indebtedness of the Company under any Principal Facility, or are a borrower under, co-obligor on, or jointly liable with respect to, any such Indebtedness outstanding under a Principal Credit Facility.

E-B-7

[Form of Series 2023 Note]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

5.80% Series 2023 Senior Note, Tranche D, due March 15, 2033

No. [_____]	March 7, 2023
$[_______]	PPN 84857L B*1

For Value Received, the undersigned, Spire Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Missouri, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on March 15, 2033, with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 5.80% per annum from the date hereof, payable semi-annually, on the 15th day of March and September in each year, commencing with the 15th day of September, 2023, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make‑Whole Amount, payable semi‑annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.80% and (ii) 2.0% over the rate of interest publicly announced by Chase Bank N.A., from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at UMB Bank & Trust, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Second Supplement to the Master Note Purchase Agreement, dated June 20, 2016 (as from time to time amended, restated and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the provisions of the Note Purchase Agreement, including, without limitation, the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.1 (except, in the case of a subsequent transferee, only Section 6.1(a)) and Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1

(to Second Supplement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Spire Inc.

By
Name:
Title

E-1-2

Disclosure Materials

1. Private Placement Investor Presentation dated February 14, 2023.

Schedule 5.3

(to Second Supplement)

Subsidiaries of the Company and

Ownership of Subsidiary Stock

Name	Jurisdiction of Organization	Percent of Capital Stock Owned by Parent	Parent Entity
Belle Butte LLC	Missouri	100%	Spire Midstream LLC

Laclede Development Company	Missouri	100%	Spire Inc.
Laclede Insurance Risk Services, Inc.	South Carolina	100%	Spire Inc.
Spire Alabama Inc.	Alabama	100%	Spire Inc.
Spire CNG Inc.	Missouri	100%	Spire Resources LLC
Spire EnergySouth Inc.	Delaware	100%	Spire Inc.
Spire Gulf Inc.	Alabama	100%	Spire EnergySouth Inc.
Spire Marketing Inc.	Missouri	100%	Spire Resources LLC
Spire Midstream LLC	Missouri	100%	Spire Resources LLC
Spire Mississippi Inc.	Mississippi	100%	Spire EnergySouth Inc.
Spire Missouri Inc.	Missouri	100%	Spire Inc.
Spire NGL Inc.	Missouri	100%	Spire Resources LLC
Spire Oil Services LLC	Missouri	100%	Spire NGL Inc.
Spire Resources LLC	Missouri	100%	Spire Inc.
Spire Services Inc.	Missouri	100%	Spire Inc.
Spire STL Pipeline LLC	Missouri	100%	Spire Midstream LLC
Spire Storage West LLC	Delaware	100%	Belle Butte LLC

Schedule 5.4

(to Second Supplement)

Financial Statements

Spire Inc.	Annual Report on Form 10‑K for the year ended September 30, 2022 Quarterly Report on form 10‑Q for the quarter ended December 31, 2022

Spire Alabama Inc.	Annual Report on Form 10‑K for the year ended September 30, 2022 Quarterly Report on Form 10‑Q for the quarter ended December 31, 2022

Spire Missouri Inc.	Annual Report on Form 10‑K for the year ended September 30, 2022 Quarterly Report on Form 10‑Q for the quarter ended December 31, 2022

Schedule 5.5

(to Second Supplement)

Existing Indebtedness

As of December 31, 2022
Spire
3.31% Notes Payable, due December 15, 2022	$—
3.54% Senior Notes, due February 27, 2024	150.0
0.75% Remarketable Senior Notes, due March 1, 2026	175.0
3.13% Senior Notes, due September 1, 2026	130.0
3.93% Senior Notes, due March 15, 2027	100.0
4.70% Senior Notes, due August 15, 2044	250.0
Total principal of Spire Missouri long-term debt (see below)	1,648.0
Total principal of Spire Alabama long-term debt (see below)	750.0
Other subsidiaries' long-term debt:
5.00% First Mortgage Bonds, due September 30, 2031	42.0
2.95% Notes, with annual principal payments through December 2034	117.7
5.61% First Mortgage Bonds, due October 15, 2037	30.0
3.52% First Mortgage Bonds, due September 30, 2049	40.0
Total principal of long-term debt	3,432.7
Less: Unamortized discounts and debt issuance costs	(19.8)
Less: Current portion	(256.6)
Long-term debt, excluding current portion	$3,156.3

Spire Missouri
First Mortgage Bonds:
3.40% Series, due August 15, 2023	$250.0
Floating Rate Series, due December 2, 2024	300.0
3.40% Series, due March 15, 2028	45.0
7.00% Series, due June 1, 2029	19.3
2.84% Series, due November 15, 2029	275.0
7.90% Series, due September 15, 2030	30.0
3.68% Series, due September 15, 2032	50.0
6.00% Series, due May 1, 2034	99.3
6.15% Series, due June 1, 2036	54.5
4.63% Series, due August 15, 2043	99.9
4.23% Series, due September 15, 2047	70.0
3.30% Series, due June 1, 2051	305.0
4.38% Series, due September 15, 2057	50.0
Total principal of Spire Missouri long-term debt	1,648.0
Less: Unamortized discounts and debt issuance costs	(9.9)
Less: Current portion	(250.0)
Spire Missouri long-term debt, excluding current portion	$1,388.1

Spire Alabama
3.86% Notes, due December 22, 2021	$—
3.21% Notes, due September 15, 2025	35.0
5.32% Notes, due October 15, 2029	90.0
2.88% Notes, due December 1, 2029	100.0
2.04% Notes, due December 15, 2030	150.0
5.41% Notes, due October 15, 2032	85.0
5.90% Notes, due January 15, 2037	45.0
4.31% Notes, due December 1, 2045	80.0
3.92% Notes, due January 15, 2048	45.0
4.64% Notes, due January 15, 2049	90.0
4.02% Notes, due January 15, 2058	30.0
Total principal of Spire Alabama long-term debt	750.0
Less: Unamortized discounts and debt issuance costs	(4.4)
Less: Current portion	—
Spire Alabama long-term debt, excluding current portion	$745.6

Schedule 5.15

(to Second Supplement)